News Release

Amkor Names Daniel Liao and Gil Tily to Board of Directors
Tempe, Ariz., May 15, 2019 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that Daniel Liao and Gil Tily have been appointed as new members of the Company’s Board of Directors. With these appointments, Amkor’s Board has been expanded to twelve members.
Mr. Liao has been a senior executive at Lam Research, a semiconductor processing equipment company, since 1993 and currently serves as Chairman of Lam Asia Pacific Operations (Taiwan, China and Southeast Asia regions), where he has been a major contributor to the global product development, strategic planning, growth and success of Lam’s multi-billion dollar Asia Pacific business.
“Daniel’s deep understanding of the semiconductor eco-system, particularly in the Asia Pacific region, will be a strong addition to Amkor’s Board,” said James Kim, Amkor’s Executive Chairman. “His demonstrated leadership skills and strong semiconductor industry experience will be of great value to the Company.”
Prior to joining Lam, Mr. Liao held engineering management and technology leadership positions at Integrated Device Technology in Santa Clara from 1988 to 1993 and Intel Corporation in Livermore and Santa Clara from 1984 to 1988.
Mr. Liao holds a Bachelor’s degree in Electrical Engineering from National Cheng Kung University in Taiwan, and a Master’s degree in Electrical Engineering and Applied Physics from Case Western Reserve University.
Mr. Tily’s appointment follows his notice to Amkor of his retirement as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, effective in June 2019. The Company expects to announce Mr. Tily’s successor around the effective date of his retirement.
“I would like to thank Gil for his tireless dedication and many outstanding contributions to our organization throughout his tenure at Amkor,” said Mr. Kim. “His counsel and leadership have been invaluable and we are fortunate that he will be continuing to serve Amkor as a Board member.”
Gil Tily was appointed Executive Vice President and Chief Administrative Officer of Amkor in May 2008 and has served as General Counsel and Corporate Secretary since he joined Amkor in 2007. Prior to joining Amkor, Mr. Tily was a partner in the law firm of Dechert LLP where he worked for 28 years.

Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.
About Amkor
Amkor Technology, Inc. is one of the world’s largest providers of outsourced semiconductor packaging and test services. Founded in 1968, Amkor pioneered the outsourcing of IC packaging and test, and is now a strategic manufacturing partner for more than 250 of the world’s leading semiconductor companies, foundries and electronics OEMs. Amkor’s operational base includes production facilities, product development centers, and sales and support offices located in key electronics manufacturing regions in Asia, Europe and the USA. For more information, visit www.amkor.com.
Contact:
Amkor Technology, Inc.
Vincent Keenan
Vice President, Investor Relations
480-786-7594
vincent.keenan@amkor.com